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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                             (Amendment No. ___1__)*


                            RELM WIRELESS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $.60 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)





                                    759525108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  June 17, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)
----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No.___________                  13G                    Page __ of___ Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Bruce Galloway (Individually and for and on behalf of accounts over which he has control)
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION



________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           631,736
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         631,736
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


               631,736
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               7.4%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


               IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No.________                     13G                    Page __ of __ Pages


Item 1(a).  Name of Issuer:

            RELM Wireless Corporation

            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

                          7100 Technology Drive
                          West Melbourne, Florida  32904

            ____________________________________________________________________

Item 2(a).  Name of Person Filing:


                  Bruce Galloway (individually and for and on behalf of accounts over which he has control)
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                  Bruce Galloway
                  1325 Avenue of the Americas, 26th Floor
                  New York, New York 10019

            ____________________________________________________________________

Item 2(c).  Citizenship:


                  United States
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:


                 Common Stock, $.60 par value
            ____________________________________________________________________

Item 2(e).  CUSIP Number:


                 759525108
            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


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CUSIP No.__________                   13G                    Page __ of __ Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
               631,736
          ______________________________________________________________________

     (b)  Percent of class:
               7.4%
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote__631,736,


          (ii)  Shared power to vote or to direct the vote_____________________


          (iii) Sole power to dispose or to direct the disposition of__631,736,


          (iv)  Shared power to dispose or to direct the disposition of________



Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

                Not Applicable
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


                Not Applicable
         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


                Not Applicable
         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.


                Not Applicable
         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.


                Not Applicable.
          ______________________________________________________________________

Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       6/18/03
                                        ----------------------------------------
                                                        (Date)


                                          /s/ Bruce Galloway
                                        ----------------------------------------
                                                      (Signature)


                                              Bruce Galloway
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).


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